Exhibit 10.1

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement is entered into and effective this 15th day of November, 2010 (the “Effective Date”) between Clear Channel Broadcasting, Inc. (the “Company”) and John Hogan (the “Employee”).

WHEREAS, the Company and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement, which supersedes the prior employment agreement dated June 29, 2008;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF EMPLOYMENT. Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by Company, in accordance with the terms and conditions of this Agreement, for the period commencing as of the Effective Date and ending on December 31, 2013 (the “Employment Period” or “Term”).  Thereafter, beginning on January 1, 2014, the Employment Period shall be automatically extended from year to year unless either Company or Employee gives written notice of non-renewal on or before October 1, 2013, or annually on each October 1 thereafter, that the Employment Period shall not be extended.  The term “Employment Period” shall refer to the Employment Period if and as so extended. If this Agreement is extended pursuant to the foregoing provisions, all terms and conditions of this Agreement shall remain the same; provided, however, that the terms of this Agreement may be modified in accordance with Section 18.

2. TITLE AND EXCLUSIVE SERVICES.

(A) TITLE AND DUTIES.  The Employee’s title is President and Chief Executive Officer, Clear Channel Radio.  The Employee will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report to either the Operating Committee of the Board of Directors of CC Media Holdings, Inc. through Robert Pittman, Chairman, Media and Entertainment Platforms or the Chief Executive Officer of Clear Channel Communications, Inc. or CC Media Holdings, Inc. (the “CEO”).  Employee acknowledges receipt of the Company’s Code of Business Conduct and Ethics and will review and abide by its terms.

(B) EXCLUSIVE SERVICES.  The Employee will devote his full working time and efforts to the business and affairs of Clear Channel Radio; provided that with advance notice to the Chairman of Clear Channel Media and Entertainment or CEO, as applicable, Employee may participate in educational, welfare, social, religious and civic organizations, so long as such activities do not interfere or conflict with Employee’s satisfactory performance of his obligations hereunder or conflict in any material way with the business of the Company.

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3. COMPENSATION AND BENEFITS.

(A) BASE SALARY. Employee shall be paid an annual salary of One Million Dollars ($1,000,000.00) (“Base Salary”) and is eligible for annual salary increases commensurate with Company policy.  All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board or its Compensation Committee.

(B) PERFORMANCE BONUS. No later than March 15 of each calendar year following that in which the Performance Bonus was earned during the Term, Employee will be paid a performance bonus as set forth in the Performance Bonus Calculation attached as “Exhibit A” to this Employment Agreement.

(C) EMPLOYMENT BENEFIT PLANS. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the employee guide.

(D) EXPENSES. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy.  The Company shall promptly reimburse Employee for the reasonable legal fees incurred by Employee in connection with negotiating this Agreement.

(E) VACATION.  Employee is eligible for vacation days in accordance with the Company’s policies as in effect from time to time, which shall provide for no less than 20 days paid vacation per year.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

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5. NONHIRE OF COMPANY EMPLOYEES. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of twelve months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding the Employee’s last day of employment with the Company or within the 12- month period of this covenant) who worked, works, or has been offered employment by the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated.

6. NON-COMPETITION. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company and for a period of one year thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a 50- mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after the Employee’s employment with the Company has terminated, upon receiving written permission by the Board, the Employee shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.

To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of one year thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company, (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.

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The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

Should the Employee violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until he permanently ceases such violation.

Notwithstanding anything to the contrary in this Agreement, if the noncompetition covenant is adjudged to be invalid or unenforceable, or if it is substantially reduced in scope or geographic area, and if Employee then performs services in any capacity in competition with the Company, then the Company shall have no severance compensation obligations to Employee under Section 8 of this Agreement.

7. TERMINATION. The Employee’s employment with the Company may be terminated under the following circumstances:

(A) DEATH. The Employee’s employment with the Company shall terminate upon his death.

(B) DISABILITY. The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a full-time basis for more than 180 days in any 12 month period, as determined by the Company.

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(C) TERMINATION BY THE COMPANY. The Company may terminate the Employee’s employment without cause, subject to the severance obligations in Section 8(d). The Company may also terminate his employment for Cause. A termination for Cause must be for one or more of the following reasons: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of the Company’s policy on sexual harassment, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes, or other willful misconduct as determined in the sole reasonable discretion of the Company; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) the Employee’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of the Employee, a plea of nolo contendere by the Employee, or other conduct by the Employee that, as determined in the sole reasonable discretion of the Board, has resulted in, or would result in if he were retained in his position with the Company, material injury to the reputation of the Company, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a material breach by the Employee of any of the provisions of this Agreement; or (vi) a material violation by the Employee of the Company’s employment policies.

(D) TERMINATION BY EMPLOYEE FOR GOOD CAUSE. Employee may terminate this Agreement at any time for “Good Cause,” which is defined as one of the following: (i) a repeated willful failure of Company to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; or (ii) a substantial and unusual change in Employee’s position, material duties, responsibilities, or authority without an offer of additional reasonable compensation as determined by Company in light of compensation levels for similarly situated employees; or (iii) a substantial and unusual reduction in Employee’s material duties, responsibilities or authority. If Employee elects to terminate this Agreement for “Good Cause” as described above in this paragraph, Employee must provide Company written notice within thirty (30) days of the occurrence of “Good Cause,” after which Company shall have thirty (30) days within which to cure. If in spite of Company’s efforts to cure, Employee still elects to terminate this Agreement, he must do so within ten (10) days after the end of the cure period.

(E) KEY MAN.  After the Effective Date hereof or upon the appointment of a successor to Mark Mays who commences duties as Chief Executive Officer of Clear Channel Communications, Inc. or CC Media Holdings, Inc., in either case, Employee may terminate this Agreement, in writing, but in no event later than 180 days after each such circumstance occurs.

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8. COMPENSATION UPON TERMINATION.

(A) DEATH.  If the Employee’s employment with the Company terminates pursuant to Section 7(A), the Company will, within 45 days of said termination, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, the Employee’s accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(B) DISABILITY.  If the Employee’s employment with the Company terminates pursuant to Section 7(B), the Company will, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and prorated bonus, if any (See Exhibit A), and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).  The prorated bonus, if any, shall be determined by multiplying the Proration Factor (defined below) by the actual Performance Bonus that would have been earned by Employee (i) had he remained employed until the normal bonus payment date, (ii) had 100% of his bonus opportunity (See Exhibit A), and (iii) based on the Company’ actual performance against such criteria as of the end of the performance period. The Proration Factor shall be the number of days in the calendar year prior to the termination date divided by 365.

(C) TERMINATION BY THE COMPANY FOR CAUSE.  If the Employee’s employment with the Company is terminated by the Company for Cause pursuant to Section 7(C), the Company will, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(D) NON-RENEWAL BY COMPANY; TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EMPLOYEE FOR GOOD CAUSE.  If the Employee’s employment with the Company is terminated by the Company without Cause pursuant to Section 7(C) or if the Company terminates Employee’s employment following its notice of non-renewal, in each case the Employment Period (and Employee’s employment) shall end on a date to be determined by Company, or if Employee’s employment with the Company is terminated by Employee for Good Cause pursuant to Section 7(D), the Company will, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).  In addition, commencing on the date of Employee’s termination of employment the Company will pay to Employee, in periodic installment payments twice per month over a period of three years in accordance with ordinary payroll practices and deductions, an amount equal to three times the average of Employee’s annualized base salary for the current and prior full year of employment (the sum of such payments, the “Installment Amount”), provided that such payments shall cease on, and Employee shall forfeit any right to such payments payable after, the date that is sixty (60) days after the date of Employee’s termination of employment (the “Payment Date”) if Employee has not signed and returned a severance agreement and general release of claims in a form and manner satisfactory to Company (such an agreement and release, the “Release”) by the Payment Date or if the Release remains subject to revocation on the Payment Date.  Further, if Employee signs the Release and the Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company will (1) pay to Employee, on the Payment Date, a cash lump sum amount equal to difference between (i) two times the sum of (x) the average of Employee’s annualized base salary for the current and prior full year of employment plus (y) 120% of the average of Employee’s annualized base salary for the current and prior full year of employment less (ii) the Installment Amount (such difference, the “Lump Sum Amount”), (2) pay to Employee, on the Payment Date, an outplacement cash lump sum benefit equal to $20,000, (3) shall allow Employee and his eligible dependents to participate in the Company’s health benefit plans under which Employee and his dependents were covered under as of the date of his termination of employment for a period of three years after the date of the Employee’s termination of employment with the Company; provided that Employee pays the then-current applicable monthly premium chargeable to an individual who elects continuation coverage under COBRA for such health benefit plans, which the amount of such premium paid by Employee shall be reimbursed to him by the Company on a monthly basis, and (4) continue to provide Employee access to secretarial services, at Company expense, for a period of six months following such termination of employment.

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(E) KEY MAN. If the Employee terminates his employment with the Company pursuant to Section 7(E), the Company will, within 45 days of said termination, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).  In addition, commencing on the date of Employee’s termination of employment, the Company will pay to Employee, in periodic installment payments twice per month over a period of three years, in accordance with ordinary payroll practices and deductions, an amount equal to three times the average of Employee’s annualized base salary for the current and prior full year of employment, provided that such payments shall cease on, and Employee shall forfeit any right to such payments payable after, the Payment Date if Employee has not signed and returned the Release by the Payment Date or if the Release remains subject to revocation on the Payment Date.

(F) NON-RENEWAL BY EMPLOYEE. If Employee gives notice of non-renewal under Section 1, employment shall end on a date to be determined by Company and the Company will, within 45 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). In addition,  commencing on the date of Employee’s termination of employment the Company will pay to Employee, in periodic installment payments twice per month over a period of one year during the Employee’s one year noncompete, in accordance with ordinary payroll practices and deductions, an amount equal to Employee’s then current base salary, provided that such payments shall cease on, and Employee shall forfeit any right to such payments payable after, the Payment Date if Employee has not signed and returned the Release by the Payment Date or if the Release remains subject to revocation on the Payment Date.

(G) PRO-RATA BONUS. If Company terminates Employee without Cause or due to non-renewal notice by Company, or if Employee terminates for Good Cause, Employee shall be paid a pro-rata Performance Bonus no later than March 15 of the calendar year following that in which the Performance Bonus would otherwise have been earned during the term, It is expressly understood and agreed that the pro-rata Performance Bonus will be paid only if such bonus would have otherwise been earned if employment had not been terminated.

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(H) EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS. Upon complying with Subparagraphs 8(a) through 8(e) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(I) NONQUALIFIED DEFERRED COMPENSATION.  To the extent that the payment of any amount under this Section 8 (with the exception of the Installment Amount and the installments payable under Sections 8(E) and 8(F)) constitutes “nonqualified deferred compensation” for purposes of Section 409A (as defined in Section 17), any such payment scheduled to occur during the first sixty (60) days following termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.  If Employee is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), any amounts to which Employee is entitled under this Section 8 that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (1) the 6-month anniversary of the Employee’s date of termination and (2) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Code Section 409A.

9. PARTIES BENEFITED; ASSIGNMENTS. This Agreement shall be binding upon the Employee, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Employee, other than by will or by the laws of descent and distribution.

10. NOTICES. Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Board or the Company, the notice will be sent to Chief Executive Officer, Clear Channel Communications, Inc., 200 E. Basse Road, San Antonio, TX 78209 and a copy of the notice will be sent to Chief Legal Officer, Clear Channel Communications, Inc., 200 E. Basse Road, San Antonio, TX 78209. If to the Employee, the notice will be sent to Employee’s last known address within the Company’s records and a copy of the notice will be sent to Michael Hogan. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflict provisions or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas and the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Texas for any lawsuit arising from or relating to this Agreement.

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12. DEFINITION OF COMPANY. As used in this Agreement, the term “Company” shall include any of its present and future divisions, operating companies, subsidiaries and affiliates.

13. LITIGATION AND REGULATORY COOPERATION. During and after the Employee’s employment, the Employee shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company will pay the Employee on an hourly basis (to be derived from his base salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.

14. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES. The Company shall indemnify the Employee to the fullest extent permitted by law, in effect at the time of the subject actor omission, and shall advance to the Employee reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Employee to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Employee was not entitled to the reimbursement of such fees and expenses), and the Employee will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Employee’s employment for the benefit of the Employee (in his capacity as an officer of the Company) Directors and Officers Insurance providing benefits to the Employee no less favorable, taken as a whole, than the benefits provided to the other similarly situated employees of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Employee, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

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15. ARBITRATION. The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee’s employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by-the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement; to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorney’s fees: Each party will pay its own attorneys fees and other costs incurred by their respective attorneys. A breach or threat of breach of this Agreement by either party to this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction in the appropriate court to enjoin the breaching party from violating this Agreement in order to prevent immediate and irreparable harm to the non-breaching party.

16. REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE. The Employee represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder. The Employee also represents and warrants to the Company that he is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

17. SECTION 409A COMPLIANCE.

(A) It is the intent of the Company and Employee that the payments and benefits under this Agreement shall comply with, or be exempt from, Section 409A and applicable regulations and guidance thereunder (collectively, “Section 409A”) of the Code and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or be exempt from, Section 409A.

(B) Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

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(C) To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(D) For purposes of Section 409A, Employee’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion.

18. MISCELLANEOUS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date set forth below:

JOHN HOGAN
DATE: November 18, 2010	By:	/s/ JOHN HOGAN

CLEAR CHANNEL BROADCASTING, INC.

DATE: November 18, 2010	By:	/s/ MARK P. MAYS
Name: MARK P. MAYS
Title: CHIEF EXECUTIVE OFFICER AND PRESIDENT

Signature Page to Amended and Restated Employment Agreement between Clear Channel Broadcasting, Inc. and John Hogan effective November 15, 2010

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EXHIBIT A - PERFORMANCE BONUS CALCULATION JOHN HOGAN

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Exhibit A - Performance Bonus

The Employee’s performance objectives will be established by the Board or its Compensation Committee no later than the earlier of the date that is ninety (90) days after the commencement of the performance period or the day prior to the date on which twenty-five percent (25%) of the performance period has elapsed. The performance period will be the calendar year or such other shorter or longer period designated by the Committee during which performance will be measured in order to determine the Employee’s entitlement to receive payment of a Performance Bonus.

When setting the Employee’s performance objectives, the Committee shall specify the level or levels of performance required to be attained with respect to each objective in order that the Employee shall become entitled to receive payment of a Performance Bonus. The aggregate Target Performance Bonus that may be earned when all of the Employee’s performance objectives are achieved shall be not less than 120% of Employee’s base salary (under Section 3(A)) for the calendar year to which the bonus relates when the performance period is a calendar year. The aggregate maximum Performance Bonus shall not exceed 200% of Employee’s base salary (under Section 3(A)) for the calendar year to which the bonus relates when the performance period is a calendar year.  The Target and maximum Performance Bonus shall vary on a pro rata basis for performance periods shorter or longer than a calendar year.

Performance objectives may be expressed in terms of any of the following business criteria: revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA growth, operating income before depreciation and amortization and non- cash compensation expense (“OIBDAN”), OIBDAN growth, funds from operations, funds from operations per share and per share growth, cash available for distribution, cash available for distribution per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in attainment of expense levels, improvements in ratings, implementing or completion of critical projects, or improvement in cash-flow (before or after tax). These objectives may be measured over a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.